SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant	[ ]

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[ ]	Preliminary Proxy Statement

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[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Ivy High Income Opportunities Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.

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[ ]	Fee paid previously with preliminary proxy materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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July 22, 2019

DEAR SHAREHOLDER:

The Annual Meeting of Shareholders of the Ivy High Income Opportunities Fund is scheduled to be held on August 30, 2019. You are being asked to consider and vote on Election of Trustees and a shareholder proposal to declassify your Fund’s Board.

Your Board of Trustees UNANIMOUSLY recommends that all shareholders vote FOR your Fund’s nominees and AGAINST the shareholder proposal.

You should have received proxy material approximately two weeks ago. As of the above date, we have not received your vote. Failure of a quorum to be present at the Annual Meeting will necessitate adjournment and will subject the Fund to additional expense. Your vote is therefore extremely important and could make a difference in the governance of the Fund, no matter how many shares you own.

Please take the time to sign, date and mail your WHITE proxy card in the enclosed prepaid envelope, or follow the instructions below to vote with a proxy representative, by internet or by telephone.

We thank you in advance for your participation and support.

Sincerely,

JENNIFER K. DULSKI
SECRETARY OF THE FUND

Four Convenient Voting Methods to Cast Your Vote

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free: 1-833-892-6625. Representatives are available Monday through Friday 9 a.m. to 5 p.m. Eastern time.

2. Vote by Touch-Tone Phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed card(s) and following the instructions.
3. Vote Online: You may cast your vote by visiting the web address located on the enclosed card(s) and following the instructions.
4. Vote by Mail: You may cast your vote by signing, dating and mailing the enclosed card(s) in the enclosed prepaid return envelope.

IVH‐R1/19